                                                                       Exhibit 5

                   KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.
                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                                   SUITE 4200
                      CHARLOTTE, NORTH CAROLINA 28202-4006





                                  July 30, 1998




Bassett Furniture Industries, Incorporated
Post Office Box 626
Bassett, Virginia  24055

Gentlemen:

         You have requested our opinion in connection with the registration under the Securities Act of 1933, as amended, of 950,000 shares of the $5.00 par value Common Stock (the "Common Stock") of Bassett Furniture Industries, Incorporated (the "Company"), a Virginia corporation, by the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the Bassett Furniture Industries, Incorporated 1997 Employee Stock Plan.

         We have made such investigations of law, examined original copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and received such statements from officers and representatives of the Company, as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the 950,000 shares of the Common Stock covered by the Registration Statement have been duly and validly authorized and will be validly issued, fully paid and nonassessable when issued in accordance with the Bassett Furniture Industries, Incorporated 1997 Employee Stock Plan and receipt by the Company of the consideration therefor.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Sincerely,




                                    KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.